Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 33-62331, 333-12089, 333-86587, 333-124485, and 333-160310 on Form S-8 of P. H. Glatfelter Company of our report dated January 21, 2010, except as to note 21, which is as of February 12, 2010, with respect to the consolidated balance sheets of Concert Industries Corp. as of December 21, 2008 and 2007, and the related consolidated statements of operations, retained earnings and accumulated other comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the Form 8-K/A of P. H. Glatfelter Company dated March 31, 2010.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Ottawa, Canada
March 31, 2010